Exhibit 10.1

Changes to Executive Compensation Arrangements

The following is a summary of changes in compensation arrangements for our executive officers during the quarter ended June 30, 2007:

Effective June 1, 2007, we increased the base salary of our executive officers by 4% to 6% each. We also provided our executive officers bonuses ranging from approximately 33% to 76% of the executive officers’ annual base salary.